Exhibit 3.1
FIRST AMENDMENT TO THE
DELEK US HOLDINGS, INC. SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Delek US Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

FIRST: That Article ELEVENTH of the Second Amended and Restated Certificate of Incorporation of the corporation, as amended, is hereby amended in its entirety to read as follows (the “Amendment”):

“ELEVENTH: A director or officer (as defined in Section 102(b)(7) of the GCL) of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director or officer, except (a) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for a director under Section 174 of the GCL, as the same exists or hereafter may be amended, (d) for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the corporation. If the GCL is amended after the date of incorporation of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.”

SECOND: That the Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the GCL.

THIRD: That the Amendment shall become effective upon filing with the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 2nd day of May, 2024.

DELEK US HOLDINGS, INC.

By: /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: EVP & Chief Financial Officer